Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
THE RESTATED CERTIFICATE OF INCORPORATION
OF
MANHATTAN PHARMACEUTICALS, INC.

The undersigned, for purposes of amending the Restated Certificate of Incorporation (the “Certificate”) of Manhattan Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:          The name of the corporation is Manhattan Pharmaceuticals, Inc. (the “Corporation”).  The original name of the Corporation was Atlantic Pharmaceuticals, Inc. and the date of incorporation was May 18, 1993.

SECOND:     The Restated Certificate of Incorporation was filed with the Office of the Secretary of State of the State of Delaware on July 29, 1994.

THIRD:         Article FOURTH is hereby amended by adding Article Fourth Sections F and G, which will read as follows:

 “F.          Effective upon the filing of this Certificate of Amendment of the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “2011 Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the 2011 Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the 2011 Effective Time are reclassified into a smaller number of shares such that each fifty (50) shares of issued Common Stock immediately prior to the 2011 Effective Time is reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification shall be entitled to be rounded up to the next whole share of Common Stock.

G.            Each stock certificate that, immediately prior to the 2011 Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the 2011 Effective Time shall, from and after the 2011 Effective Time, automatically and without the necessity of presenting the same for exchange, represent that the number of whole shares of Common Stock after the 2011 Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive a whole share in lieu of a fractional share of Common Stock), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the 2011 Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the 2011 Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (including the right to receive a whole share in lieu of a fractional share of Common Stock).”

FOURTH:      That the foregoing amendments were duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does hereby execute this Certificate of Amendment to the Restated Certificate of Incorporation this 23rd day of June, 2011.

By:	/s/ Michael McGuinness

Name:	Michael McGuinness

Title:	COO and CFO